Kirkpatrick & Lockhart LLP
                        1800 Massachusetts Avenue, N.W.
                                   2nd Floor
                          Washington, D.C. 20036-1800







Lori L. Schneider
(202) 778-9305
schneill@kl.com
                                November __, 1997


State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA  02171

     Re:  Neuberger & Berman Income Funds:  High Yield Bond Fund
          ------------------------------------------------------

Dear Sir or Madam:

         This is to advise you that Neuberger & Berman Income Funds ("Fund") has established a new series of shares to be known as Neuberger & Berman High Yield Bond Fund. In accordance with the Additional Funds provision of Section 17 of the Custodian Contract dated July 2, 1993 and Section 9 of the Transfer Agency and Services Agreement dated July 2, 1993 between the Fund and State Bank and Trust Company, the Fund hereby requests that you act as Custodian and Transfer Agent for the new series under the terms of the respective contracts. The addition of High Yield Bond Fund is effective as of ________ __, 1997.

         Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.

By:
     ---------------------------------
     Michael J. Weiner
     Vice President
     Neuberger & Berman Income Funds


State Street Bank and Trust Company

By:
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